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                               EXHIBIT 21

             SUBSIDIARIES OF PRECEPT BUSINESS SERVICES, INC.

Precept Business Products, Inc.
Precept Holdings, Inc.
Precept Transportation Services, LLC
Wingtip Couriers, Inc.
Relay Couriers, Inc.
Precept Transportation Services of Texas, Inc.
Transportation Systems Corporation
Shortway River Rouge, Inc.
Jetport, Inc.
Infographix, Inc.
MBF Corporation
Creative Acquisition Corporation
Precept Acquisition Corporation
Garden State Acquisition Corporation
Precept Transportation of New England, Inc.
Precept Financial Group, Inc.
Precept Property Management, Inc.
ACS Municipal Brokers, Inc.
ACS Capital, Inc.
Mail/Source, Inc.